                                                                    EXHIBIT 12.1

                        Valor Communications Group, Inc.

               Computation of Ratios of Earnings to Fixed Charges

                             (dollars in thousands)

                                                 Period
                                                 Ended                                                     Three Months Ended
                                               December 31,           Year Ended December 31,                  March 31,
                                                 2000(a)      2001        2002       2003       2004        2004       2005
                                                 -------      ----        ----       ----       ----        ----       ----
Fixed Charges as Defined:
Interest Expense                                 57,515      136,528     128,481    120,182    110,391      27,905     26,146
One third of non-cancelable lease rent              788        1,379       1,340      1,511      1,079         408        461
                                                 ------      -------     -------    -------    -------      ------     ------
Total fixed charges (A)                          58,303      137,907     129,821    121,693    111,470      28,313     26,607
                                                 ------      -------     -------    -------    -------      ------     ------
Earnings as Defined:
Pretax income (loss)                            (71,909)     (40,222)     21,425     60,857    (26,948)     17,699    (17,605)
  Less earnings from unconsolidated
    cellular partnerships                            --           --      (2,757)    (3,258)    (1,113)       (325)       (29)
  Less interest capitalized                          --       (3,372)     (1,116)      (997)      (104)       (175)       (98)
  Add amortization of capitalized interest           --          140         234        331        451         453        463
  Add distributed income from unconsolidated
    cellular partnerships                            --           --       1,939      3,507      1,904          --        317
  Add fixed charges                              58,303      137,907     129,821    121,693    111,470      28,313     26,607
                                                 ------      -------     -------    -------    -------      ------     ------
Total Earnings and fixed charges (B)            (13,606)      94,453     149,546    182,133     85,660      45,965      9,655
                                                 ------      -------     -------    -------    -------      ------     ------
Ratio of earnings to fixed charges (B/A)        (71,909)(b)  (43,454)(b)   1.15x      1.50x    (25,810)(b)   1.62x    (16,952)(b)

(a) Our consolidated financial statements for the period ended December 31, 2000 include the results of operations for the businesses we acquired from GTE in Texas, Oklahoma, New Mexico, and Arkansas beginning on the date of acquisition, as well as certain start-up costs that we incurred prior to commencing operations.

(b) For the period ended December 31, 2000, the years ended December 31, 2001 and 2004 and the quarter ended March 31, 2005 earnings were insufficient to cover fixed charges by $71,909, $43,454, $26,617 and $11,983, respectively.


                        Valor Communications Group, Inc.

          Pro Forma Computation of Ratios of Earnings to Fixed Charges

                             (dollars in thousands)

                                                                         Year       Three Months
                                                                         Ended         Ended
                                                                      December 31,    March 31,
                                                                          2004          2005
                                                                          ----          ----
Fixed Charges as Defined:
Interest Expense                                                         84,316        21,151
One third of non-cancelable lease rent                                    1,079           461
                                                                        -------        ------
Total fixed charges (A)                                                  85,395        21,612

Earnings as Defined:
Pretax income (loss)                                                     80,216        16,652
  Less earnings from unconsolidated cellular partnerships                (1,113)          (29)
  Less interest capitalized                                                (104)          (98)
  Add amortization of capitalized interest                                  451           463
  Add distributed income from unconsolidated cellular partnerships        1,904           317
  Add fixed charges                                                      85,395        21,612
                                                                        -------        ------
Total Earnings and fixed charges (B)                                    166,749        38,917
                                                                        -------        ------
Ratio of earnings to fixed charges (B/A)                                  1.95x         1.80x